STATE OF NEVADA MARIJUANA CULTIVATION FACILITY LICENSE
DEPARTMENT OF TAXATION

Issued Date: **07/01/2017**
Expiration Date: **06/30/2019**

License is valid for one year from the date of issuance.

License #: 79806207400948405980
Facility ID: RC144
Taxpayer ID: 1017902429-001
Correspondence ID: 1800011872542
Date: 06/28/2017

BAM - BODY AND MIND
3375 PEPPER LN
LAS VEGAS NV 89120-2760

THIS LICENSE:
IS VOID IF ALTERED.
IS NOT ISSUED IN LIEU OF ANY LOCALLY REQUIRED
BUSINESS LICENSE, PERMIT OR REGISTRATION.
IS VALID UNLESS CANCELLED OR REVOKED.

AS DEFINED BY NRS CHAPTER 453D

Current License Location

BAM - BODY AND MIND
3375 PEPPER LN
LAS VEGAS NV 89120-2760

MUST BE DISPLAYED IN PUBLIC VIEW AT LICENSE LOCATION

(Detach Here)

Attached is your **NEVADA Marijuana Cultivation Facility License.**
A single number, the TID (Taxpayer Identification Number), identifies a taxpayer for MOST tax types. Please use your TID and LOC (Location Number) in correspondence or telephone calls to the Department.

As stated on the application or renewal, this license is valid from 07/01/2017 to 06/30/2019.

The Department of Taxation has forms, publications and information available via the internet at **https://tax.nv.gov.**

This license authorizes the holder to cultivate, process, and package marijuana, to have marijuana tested by a marijuana testing facility, and to sell marijuana to retail marijuana stores, to marijuana product manufacturing facilities, and to other marijuana cultivation facilities. The Wholesale Marijuana excise tax is 15% of the fair market value at wholesale of the marijuana.

Returns along with the appropriate tax are due the last day of the month following activity. A return must be filed whether or not a liability exists.

By accepting this license, I certify that I understand that I am required to comply with all State of Nevada laws, including, but not limited to NRS 453D and NAC 453D, and that noncompliance may result in penalties, suspension or revocation of this license and criminal prosecution.

This Nevada Marijuana Cultivation Facility License has been issued pursuant to an application or renewal duly filed and payment of prescribed fees and bond if applicable. This License shall be considered valid unless canceled, suspended or revoked for good cause in accordance with NRS chapter 453D.

OFFICE LOCATION:

Nevada Department of Taxation
1550 College Pkwy
Suite 115
Carson City NV 89706
(775) 684-2000